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                                                                     EXHIBIT 5.1

                         OPINION OF COOLEY GODWARD LLP

January 29, 2001

IXYS Corporation
3540 Bassett Street
Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IXYS Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 226,436 shares of the Company's Common Stock (the "Shares"), with a par value of $0.01, issued in connection with that certain Agreement and Plan of Reorganization and Merger, dated May 16, 2000, by and between the Company, Dexter Acquisition Corp., a Colorado corporation, Directed Energy, Inc., a Colorado corporation, and certain stockholders of Directed Energy, Inc.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on May 16, 2000, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


Sincerely,

COOLEY GODWARD LLP

By:  /s/ Suzanne Sawochka Hooper
    ----------------------------
         Suzanne Sawochka Hooper